ELIZABETH ARDEN, INC.
                2002 EMPLOYEE STOCK PURCHASE PLAN


              ARTICLE I.   PURPOSE AND DEFINITIONS

1.01 Purpose; Administration. The Elizabeth Arden, Inc. 2002 Employee Stock Purchase Plan, as amended from time to time (the "Plan"), provides a convenient method of acquiring shares of stock of Elizabeth Arden, Inc. (the "Company"), for persons eligible to participate. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), but is not intended to be subject to Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974.

1.02 Definitions. A term defined in the Plan shall have the meaning ascribed to it wherever it is used herein unless the context indicates otherwise.

                  ARTICLE II.   PARTICIPATION

2.01 Adoption by Subsidiaries.  The Board of Directors of the
     Company (the "Board") may authorize the adoption of the Plan by one or more subsidiary companies or corporations of the Company ("Participating Subsidiaries"), including subsidiaries in nations other than the United States.

2.02 Foreign Subsidiaries. The Committee (as defined in Paragraph 7.01) may set terms and conditions under this Plan that the Committee determines are necessary to comply with applicable foreign laws or advisable in light of such laws, as well as take any action it deems advisable to obtain approval of this Plan and its terms by an appropriate foreign governmental entity; provided, however, that no such terms and conditions may be set nor action may be taken that would result in a violation of the United States laws applicable to the Company, including, without limitation, the Securities Exchange Act of 1934, as amended, or that would cause this Plan to fail to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code for participants located in the United States.

2.03 Eligibility to Participate. A person is eligible to participate in an Offering under the Plan (as defined in Paragraph 4.02) if, as of the first day of such Offering, such person is (i) an employee of the Company or a Participating Subsidiary and (ii) scheduled to work more than five (5) months per year for the Company or its participating subsidiaries (as determined by reference to the Company's employment records).

2.04 Participation Agreement. Participation in the Plan is voluntary with respect to each Offering. To participate in an Offering, a person must be eligible and must complete a written enrollment form provided by the Company ("Participation Agreement") authorizing payroll deductions from his or her paycheck. The Participation Agreement will remain in effect through each consecutive Offering unless the participant chooses to revise or revoke it, or becomes ineligible to participate in the Plan.

2.05 Termination of Participation. A participant may withdraw at any time from any Offering by written notice to the Committee in such form as it may require. Participation will also end upon termination of a participant's employment with the Company and/or a Participating Subsidiary, if applicable, or when a participant becomes ineligible to participate (including by reason of the Company or any Participating Subsidiary terminating its participation in the Plan).

2.06 Designation of Beneficiary. A participant shall, by written notice to the Committee, designate a person or persons to receive the value of his or her Account (as defined in Paragraph 5.01) in the event of the participant's death. A participant may, by written notice to the Committee during employment, alter or revoke such designation, subject always to any applicable law governing the designation of beneficiaries. Such written notice shall be in such form and shall be executed in such manner as the Committee may determine. If upon a participant's death the participant has not designated a beneficiary under the Plan or such beneficiary does not survive the participant, the value of a participant's Account shall be paid to his or her estate.

                  ARTICLE III.   CONTRIBUTIONS

3.01 Payroll Deductions. A participant may accumulate after-tax compensation to purchase Shares in an Offering by authorizing payroll deductions pursuant to a Participation Agreement, subject to such minimum and maximum limits (expressed in dollars or as a percentage of base salary or base wages) as the Committee may impose. Such savings shall be credited to a participant's Account with respect to the Offering to which they relate. Payroll deductions for an Offering shall commence with the first paycheck a participant receives during such Offering and shall end with the last paycheck a participant receives during such Offering. Paychecks will be treated as having been received when they are sent out or otherwise distributed.

3.02 Alternative Contributions. Where payroll deductions are not permitted by applicable law in a jurisdiction outside of the United States, the Committee may permit contributions by alternate means.

3.03 Change in Rate or Suspension of Contributions. A participant may increase or decrease the rate of his or her payroll deductions one (1) time during an Offering by written notice to the Committee in such form and manner as it requires. In addition, a participant may, at any time during an Offering, suspend his or her payroll deductions by written notice to the Committee in such form and manner as it requires. Such change shall be effective as of the first pay period thereafter by which the Company is able to process the change.

3.04 Possession of Contributions. All payroll deductions made pursuant to the Plan shall be held for a participant's benefit and on his or her behalf by the Company or any custodian selected by the Committee. Such payroll deductions shall constitute a participant's personal property notwithstanding that they may be commingled with the general assets of the Company or such custodian.

            ARTICLE IV.   OPTIONS TO ACQUIRE SHARES

4.01 Maximum Number of Shares. The number of shares of common stock of the Company ("Shares") available for issuance under the Plan shall be 1,000,000 with respect to the ten (10) years following the adoption of the Plan. Any Shares that are not actually purchased under the Plan for any reason shall remain available for purchase hereunder. In the event the number of shares of common stock to be purchased by participants during any Offering exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares of common stock remaining available in such uniform manner as it shall determine to be equitable. Any excess cash amounts remaining in a participant's Account as a consequence of the implementation of the provisions of this paragraph shall be returned to the participant, without interest, as soon as is administratively feasible.

4.02 Offerings. The Company will offer Shares for purchase under the Plan ("Offering") for six-month periods beginning on July 1 and January 1 of each calendar year, commencing on July 1, 2003. The Company may make additional Offerings for different periods, provided that no Offering shall extend for more than 27 months.

4.03 Options. Each Offering shall constitute an option to purchase whole Shares at a price per Share equal to 85% of the lesser of (i) the fair market value of a Share on the first day of such Offering or (ii) the fair market value of a Share on the last day of such Offering. The fair market value of a Share on any date shall be its closing price reported by The Nasdaq Stock Market on which Shares are traded for such date or for the next earliest date on which Shares were traded.

4.04 Individual Limit on Options. In no event shall the fair market value of all shares purchased by an employee under the Plan or other plans qualifying under Section 423 of the Code exceed $25,000 (determined on the date of grant, which is the first day of an Offering) with respect to any calendar year.

4.05 Purchase of Shares. Unless a participant withdraws or becomes ineligible prior to the end of an Offering, the accumulated payroll deductions, and/or such alternative contributions as permitted by the Committee, deposited to his or her Account shall be automatically applied on the last day of the Offering to purchase whole Shares to the extent feasible in accordance with the Offering. Such purchase shall be treated as the exercise of an option
     represented by the Offering.   Any amount remaining in a
     participant's Account after such purchase shall be applied to the next Offering. A participant is not entitled or permitted to make cash payments in lieu of payroll deductions to acquire Shares in an Offering. In no event shall any Shares be purchased pursuant to an Offering more than 27 months after the commencement of the Offering.

4.06 Source of Shares. Shares offered under the Plan may be authorized and issued Shares, authorized but unissued Shares or treasury Shares. Shares may be purchased directly from the Company or by the Custodian (as defined in Paragraph 5.02) pursuant to directions from the Committee. If the Custodian acquires Shares pursuant to an open market transaction, such purchase shall be made at the market price prevailing on the applicable exchange.

4.07 Restriction on 5% Owners. No employee shall be permitted to purchase Shares under the Plan if, immediately after such purchase, such employee would possess stock having five percent (5%) or more of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, determined by applying the stock ownership rules of Section 424(d) of the Code.

4.08 Prohibition Against Assignment. A participant's right to purchase Shares under the Plan is exercisable only by the participant and may not be sold, pledged, assigned, surrendered or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, surrender or transfer such rights shall be void and shall automatically cause any purchase rights held by the participant to be terminated. In such event, the Committee may refund in cash, without interest, all contributions credited to a participant's Account.

                     ARTICLE V.   ACCOUNTS

5.01 Establishment of Accounts. The Committee shall cause to be maintained a separate account for each participant ("Account") to record the amount of payroll deductions with respect to each Offering, and the purchase price for and the number of Shares, credited to such participant. No interest or other earnings shall be credited to any contributions to an Account under the Plan.

5.02 Custody of Shares. The Committee shall select an administrator ("Custodian") which shall hold and act as custodian of Shares purchased pursuant to the Plan. Absent written instructions to the contrary from a participant, certificates for Shares purchased will not be issued by the Custodian to a participant.

5.03 Voting of Shares. A participant shall direct the Custodian as to how to vote the full Shares credited to his or her Account following the purchase of such Shares.

            ARTICLE VI.   DISBURSEMENTS FROM ACCOUNT

6.01 Withdrawal of Contributions. Upon a participant's withdrawal from any Offering, all or any designated portion of the contributions credited to a participant's Account with respect to such Offering shall be disbursed, without interest, to the participant.

6.02 Withdrawal of Shares. A participant may at any time withdraw all or any number of whole Shares credited to his or her Account under the Plan by directing the Custodian to cause his or her Shares to be (i) issued as certificates in his or her name (subject to the charges described in Section 7.03) or (ii) sold and the net proceeds (less applicable commissions and other charges) distributed in cash to the participant. A participant may also direct the Custodian to cause Shares to be transferred to another brokerage account of the participant, provided the Shares are held by the participant for at least two (2) years following the first day of the Offering pursuant to which the Shares were acquired.

6.03 Distribution Upon Termination. Upon termination of a person's participation in the Plan as a whole prior to the expiration of all Offerings thereunder, all contributions and Shares credited to a participant's Account shall be disbursed to, and as directed by, him or her in accordance with the Plan. All contributions credited to a participant's Account that have not been applied to the purchase of Shares shall be returned to him or her without interest. Shares credited to a participant's Account shall, in accordance with instructions to the Custodian from a participant and at his or her expense, be distributed in the same manner as permitted upon any withdrawal.

6.04 Failure to Provide Directions. If within ninety (90) days after a participant has withdrawn from the Plan a participant has not notified the Custodian of his or her instructions as set forth herein, the Committee shall direct the Custodian to issue Shares in a participant's name and deliver the same to the participant at his or her last known address.

6.05 Sale of Shares. If a participant elects to receive the proceeds from the sale of his or her Shares, the amount payable shall be determined by the Custodian on the date of sale, less any applicable commissions, fees and charges.
     The Custodian, acting on a participant's behalf, shall take such action as soon as practicable, but in no event later than five (5) business days after receipt of notification from the participant. The Company assumes no responsibility in connection with such transactions, and all commissions, fees or other charges arising in connection therewith shall be borne directly by the participant. The amount thus determined shall be paid in a lump sum to the participant.

6.06 Unpaid Leave of Absence. Unless a participant has voluntarily withdrawn his or her contributions from the Plan, Shares will be purchased with contributions to his or her Account on the last day of the Offering next following commencement of an unpaid leave of absence by such participant provided such leave does not constitute a termination of employment. The number of Shares to be purchased will be determined by applying to the purchase the amount of the participant's contributions made up to the commencement of such unpaid leave of absence. Upon the termination of a participant's unpaid leave of absence and the participant's return to work at the Company, payroll deductions and alternative contributions shall resume at the rate in effect at the commencement of the unpaid leave of absence.

           ARTICLE VII.  ADMINISTRATION AND EXPENSES

7.01 Committee. The Plan shall be administered by a Committee, which shall consist of such members as determined by the Company (the "Committee"). The Committee shall interpret and apply the provisions of the Plan in its good faith discretion, and the Committee's decision is final and binding. The Committee may establish rules for the administration of the Plan.

7.02 Expenses for Purchase of Shares. The Company shall pay brokerage commissions, fees and other charges, if any, incurred for purchases of Shares with payroll deductions made under the Plan.

7.03 Expenses to Sell or Transfer Shares. All brokerage commissions, fees or other charges in connection with any sale or other transfer of Shares shall be paid by the participant. In addition, any charges by the Custodian in connection with a participant's request to have certificates representing Shares registered in his or her name shall be paid by the participant.

7.04 Post-Termination Expenses. Upon a participant's termination of employment or his or her withdrawal from the Plan for any other reason, all commissions, fees and other charges thereafter relating to the participant's Account will be the participant's responsibility.

7.05 Exchange Rate Risk.  Contributions of participants who are:
     (i) employed by a Participating Subsidiary of the Company located outside of the United States, (ii) paid in foreign currency and (iii) contributed in foreign currency to the Plan (whether through payroll deductions or alternative contributions), will be converted to U.S. dollars at an exchange rate determined in the manner prescribed by the Committee. Each such participant shall bear the risk of currency exchange fluctuations between the date on which contributions are converted to U.S. dollars and the day Shares are purchased pursuant to Paragraph 4.05 of the Plan. In no event shall any exchange rate conversion cause the purchase price of any Share to fall below the price determined pursuant to Paragraph 4.03 of the Plan.

      ARTICLE VIII.   MERGERS AND OTHER SHARE ADJUSTMENTS

8.01 Mergers or Other Consolidations. In the event that the Company is a party to a sale of substantially all of its assets, a merger or consolidation, outstanding options to purchase Shares under the Plan shall be subject to the agreement of sale, merger or consolidation. Such agreement, without the consent of any participant, may provide for:
     (a) the continuation of such outstanding options by the Company (if the Company is the surviving corporation);
     (b) the assumption of the Plan and such outstanding options by the surviving corporation or its parent;
     (c) the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding options, including the substitution of shares of common stock of the surviving corporation with such appropriate adjustments so as not to enlarge or diminish the rights of participants;
     (d) the cancellation of such outstanding options without payment of any consideration other than the return of contributions credited to participants' Accounts, without interest; or
     (e) the shortening of any Offering then in progress by setting a new last day of the Offering (the "New Purchase Date"). The New Purchase Date shall be before the date of the proposed sale, merger or consolidation. Each participant will be notified in writing that the last day of the Offering has been changed to the New Purchase Date and that the applicable number of Shares will be purchased automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Plan as provided in Paragraph 6.01.

8.02 Adjustments to Shares or Options. In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the fair market value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board shall make appropriate adjustments so as not to enlarge or diminish the rights of participants, in one or more of (i) the number of Shares available for purchase under the Plan, (ii) the number of Shares subject to purchase under outstanding options, or
     (iii) the purchase price per Share under each outstanding option.

            ARTICLE IX.   AMENDMENT AND TERMINATION

9.01 Authority. The Board may at any time terminate or amend the Plan in any respect, including, but not limited to, terminating the Plan prior to the end of an Offering Period or reducing the term of an Offering Period; provided, however, that the number of Shares subject to purchase under the Plan shall not be increased without approval of the Company's shareholders.

9.02 Termination of the Plan. This Plan shall terminate at the earliest to occur of:
     (a) the tenth anniversary following shareholder approval of the Plan;
     (b) the date the Board acts to terminate the Plan in accordance with paragraph 9.01; and
     (c) the date when the total number of Shares to be offered under this Plan, as set forth in Paragraph 4.01, have been purchased.

9.03 Distributions on Plan Termination. Upon termination of the Plan at the end of an Offering, Shares shall be issued to participants, and cash, if any, remaining in the Accounts of the participants, shall be refunded to them. Upon termination of the Plan prior to the end of an Offering, all amounts not previously applied to the purchase of Shares shall be distributed to the participants, as if the Plan had terminated at the end of an Offering.

9.04 Effect on Custodian. No amendments to the Plan which affects the responsibilities or duties of the Custodian shall be effective without the agreement and approval of the Custodian.

                   ARTICLE X.   MISCELLANEOUS

10.01 Joint Ownership. Shares may be registered in the name of the participant, or, if he or she so designates, in his or her name jointly with his or her spouse, with a right of survivorship.

10.02 No Employment Rights. The Plan shall not be deemed to constitute a contract of employment between the Company and any participant, nor shall it interfere with the right of the Company to terminate a participant and treat a participant without regard to the effect which such treatment might have upon you under the Plan.

10.03 Tax Withholding. The Company shall withhold from amounts to be paid to a participant as wages, any applicable
      Federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

10.04 Compliance with Laws. The Company may direct the Custodian to delay the issuance of any certificate in the name of any person or the delivery of Shares to any person if it determines that listing, registration or qualification of such Shares upon any national securities market or exchange or under any law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares under the Plan, until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

10.05 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida and without regard to the conflict of laws principles of such state.

      As adopted by the Board of Directors on March 22, 2002, and approved by the shareholders on June 25, 2002.

      As amended by the Board of Directors on March 18, 2003.